Exhibit 99.16

Traffic Surges Past 340,000 Visits Tripling Traffic On WWW.PAZOO.COM From April To May

CEDAR KNOLLS, N.J., May 29, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that total number of visitors to pazoo.com in May has surpassed 340,000, compared to 113,647 for the month of April.  Based on the current daily number of visitors, traffic in the month of May will more than triple traffic to the website in the month of April.

Pazoo has and will continue to create a favorable environment to generate high-end advertising on the website. Advertising revenue continues to quickly increase on www.pazoo.com. Based on the trend in advertising revenue, it is expected that Pazoo will reach break even on or before the end of the third quarter of 2013 with the hope of profitability in the fourth quarter of 2013.  The major step of implementing state of the art technologies over the next three weeks to manage the traffic increases to the site, as well as maximizing advertising revenue, will be the key in determining how quickly Pazoo reaches profitability.

Traffic to the website would have even been higher had the website not experienced a temporary crash a little over a week ago and continued to have glitches for several days thereafter.  These issues arose from the combination of the large and quick increase of traffic to the website and from an intensive uploading of new and current content to the website.  The new technology and procedures currently being put in place, will likely prevent, or minimize these types of problems in the future.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released May 29, 2013